UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 18, 2010 (May 17, 2010)

Date of Report (Date of earliest event reported)

TapImmune Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	88-0277072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bellevue Way NE, Suite 400 Bellevue, WA 98004	V6N 3E6
(Address of principal executive offices)	(Zip Code)

425-462-2556
Registrant's telephone number, including area code

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On May 17, 2010, we entered into a securities purchase agreement with accredited investors to place Senior Secured Convertible Notes (the “Notes”) with a maturity date of one year after the issuance thereof in the aggregate principal amount of $1,530,000 in exchange for $925,000 in cash and the conversion of an outstanding and due debenture in the amount of $350,000 (the “Transaction”). We expect the Transaction to close no later than May 19, 2010 (the “Closing Date”), subject to the satisfaction of customary closing conditions.  The net proceeds of the financing will be used to fund research and development, for general corporate matters and for other expenses.

The Notes bear no interest except in a case of an event of default in which case they bear interest at the rate of 18% per annum.  The principal and any interest due on the Notes are due in 9 equal monthly installment dates starting in September 2010.  Subject to the satisfaction of certain customary conditions (including the effectiveness of a registration statement and certain minimums on the amount and value of the shares of our common stock traded on the Over-the-Counter Bulletin Board), we may elect to pay amounts due on any installment date in either cash or shares of our common stock.  Any shares of our common stock that we issue as payment on an installment date will be issued at a price which is equal to the lesser of $0.30 per share or 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable installment date. The holders may convert the Notes into shares of our common stock at a conversion price of $0.30 per share at any time, which upon full conversion of the Notes would result in the issuance of 5,100,000 shares of our common stock.

In connection with the issuance of the Notes, we issued Series A Warrants, Series B Warrantsand Series C Warrants, in each case, to purchase fully-paid and nonassessable shares of our common stock (together, the “Warrants”).  The initial exercise price of the Series A Warrants is $0.30 per share, and such warrants are exercisable into 6,375,000 shares of common stock in the aggregate.  The initial exercise price of the Series B Warrants is $0.30 per share, and such warrants are exercisable into 5,100,000 shares of common stock in the aggregate.  The initial exercise price of the Series C Warrants is $0.30 per share, and such warrants are exercisable into 6,375,000 shares of common stock. The investors and the placement agent shall receive an aggregate of 18,970,000 warrant shares, 6,775,000 of which will only be issued on a pro-rata basis with the exercise of the Series B Warrants. The Notes and each series of the Warrants contain full-ratchet and other customary anti-dilution protections.

We also entered into a Security Agreement to secure payment and performance of our obligations under the Transaction Documents pursuant to which we granted the investors a security interest in all of our assets.  Each of our subsidiaries also guaranteed all amounts owed by the Company under the Transaction Documents, and such guaranties were secured by all of the assets of each subsidiary.

We also executed a Registration Rights Agreement pursuant to which we are required to file a registration statement within 30 days of the Closing Date, and we are required to use our best efforts to cause such registration statement to be declared effective within 90 days of the Closing Date (or 120 days of the Closing Date if reviewed by the SEC).

In addition, we engaged a placement agent with respect to the Transaction.  Accordingly, as consideration for the placement agent’s services, the placement agent received compensation equal to $64,000 and 400,000 Series A Warrants, 320,000 Series B Warrants and 400,000 Series C Warrants, respectively.

Item 3.02          Unregistered Sale of Equity Securities

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 3.02.  The Notes and the Warrants were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated under the Act.  These transactions qualified for exemption from registration because among other things, the transactions did not involve a public offering, each investor was an accredited investor and/or qualified institutional buyer, each investor had access to information about our company and their investment, each investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 7.01                      Regulation FD Disclosure.

On May 18, 2010, we issued a press release entitled “TapImmune Inc. Executes a Securities Purchase Agreement for the Issuance of $1.53 million in Convertible Debt”. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference.

Item 9.01                      Financial Statements and Exhibits.

Exhibits.

10.1	Securities Purchase Agreement, dated May 17, 2010
10.2	Form of Senior Secured Convertible Note
10.3	Form of Security Agreement
10.4	Form of Registration Rights Agreement
10.5	Form of Series A Warrant
10.6	Form of Series B Warrant
10.7	Form of Series C Warrant
99.1	Press Release entitled “TapImmune Inc. Executes a Securities Purchase Agreement for the Issuance of $1.53 Million in Convertible Debt”, dated May 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

 TAPIMMUNE INC.

By: /s/ Denis Corin
Denis Corin
President

May 18, 2010